Hook Hand Rum

Imagine ordering your rum at your favorite spot. Hook Hand Rum is an experience brand, not just another spirit. We have an amazing product and coupled with our Original Crew membership we offer a unique and innovative brand experience. Join us today on this adventure.


AN
INVESTMENT
Hook Hand
Where Tales Are Born
Flavored Rum

Invest

$99 minimum investment

DEADLINE: March 27, 2026

in a month

SHARE PRICE
$3

TOTAL RAISED ON NETCAPITAL
$24,297

TOTAL RAISED THIS ROUND
$24,297

VALUATION THIS ROUND
$9,891,000

Reg CF offering provided by Netcapital Funding Portal Inc.

"Hook Hand Rum: a premium spirit poised for explosive growth. Its unique, bold flavor and compelling brand story resonate with a discerning market. Early investment secures a stake in a rapidly expanding venture with high potential returns. The rum boom is here, and Hook Hand is leading the charge."

OVERVIEW


AN
INVESTMENT
You can experience

Hook Hand Rum: More than a spirit, it's an experience.

Hook Hand Rum, our premium-aged rum is enhanced with Blood Orange and Madagascar Vanilla, offering a taste unlike any other. But the true heart of Hook Hand Rum lies within our **Original Crew**, a premium membership program that unlocks a world of exclusive benefits.

Experience "**Where Tales are Born**" – a realm inspired by the legendary pirate, Bartholomew Scott. In the world of Hook Hand Rum you can experience captivating stories, enjoy exclusive access to events, receive unique gifts, and join in on thrilling adventures.

Hook Hand Rum isn't just about the rum; it's about creating unforgettable moments with family and friends that become your stories you share as you go. This is "**Where tales are Born.**"

PRODUCT & BRAND


PRODUCT & BRAND
We are more than just another rum
Hook Hand
Where Tales Are Born
Bartholomew's Blood Orange
Flavored Rum
750ML

Bartholomew's Blood Orange

What truly sets Hook Hand Rum apart is our exceptional product. We believe we offer the only blood orange flavored rum in the US, if not the world, making us uniquely distinctive. Starting with a crafted premium Puerto Rican rum, we age it to a golden hue in California, and flavored with pure blood orange extract and Madagascar vanilla, our rum is both approachable and elegant—and undeniably delicious. Designed for the modern drinker seeking quality over quantity, our 35% ABV rum is perfectly balanced and versatile, whether enjoyed neat, on the rocks, or in cocktails. **We're confident you'll find it's the best rum you've ever tasted.**

The Brand

Successful spirit brands traditionally require two key elements: distribution and a strong brand. Hook **Hand Rum is designed as an experience-driven brand**, inviting both investors and consumers to actively participate. At its core, our brand centers on the fundamental human connection of sharing stories. We bring our fictional character, Bartholomew Scott (aka "Hook Hand"), to life through captivating narratives:

- He only stole rum, never gold or jewels
- He was known as "Hook Hand," though legend suggests he had both
- He flavored the rum he stole to mark it as his own
- He gave crew members coins for protection and access.

The Bottle

We further differentiate our brand through our bottle design, which blends a classic aesthetic with modern sophistication, reflecting both rum's heritage and its future direction.

The Brand Story

A compelling brand story is crucial for success in today's market. Our brand story is unique: it's about stories themselves and the act of sharing them. Storytelling resonates with everyone, creating interest, curiosity, and a powerful emotional bond. We communicate our brand's identity through the narrative of our lead character and the experiences associated with Hook Hand Rum. This ultimately defines our brand positioning as:

Where Tales Are Born

THE RUM MARKET


THE MARKET
It's a great time for rum

The US rum market represents **a significant $2.8 billion opportunity,** featuring a wide range of consumer demographics. Consumer trends reveal a shift among younger generations towards lower-alcohol and crafted cocktails choices, while older demographics continue to favor spirits neat or on the rocks. Hook Hand Rum is strategically positioned to appeal to both of these significant market segments. **58% Growth by 2027.**

We utilize **Designated Market Areas** (DMAs) to refine our market analysis, allowing for precise forecasting based on available demographic data. This approach enables us to focus our efforts on areas with high population density and strong market potential, while mitigating the risk and cost associated with entering less populated, rural markets. Consequently, our market selection process is filtered to include only opportunities within established DMA boundaries.

Our TAM: With a Total Accessible Market (TAM) of $2.8 billion in rum sales and a population of 340 million in the United States, we see significant growth potential. Our objective is to capture 0.05% of this substantial market over the next five years.

Our SAM: We are targeting Designated Market Areas (DMAs) within the United States using a top-market strategy. By focusing on DMAs with the highest average rum consumption and largest populations, and initially avoiding controlled states, we concentrate on high-potential regions. Our key target markets include:

- California
- New York/New Jersey
- Florida
- Illinois
- Texas
- Nevada
- Colorado
- Louisiana
- Washington

These states collectively account for over 50% of US rum consumption, 150 million in population, and 46,000 prospective points of distribution within our targets.

Our SOM: Our Serviceable Obtainable Market (SOM) comprises the DMAs where we currently have or plan to have distribution, as detailed in our market forecast. We've secured initial distribution in California, Florida, New York, and New Jersey, and plan to expand to other states as we grow. The SOM encompasses 65 DMAs, representing 127 million people and 282,000 potential on- and off-premise distribution points. Our five-year forecast targets reaching 46,000 of these points, or 16% of the market.



Sample map of our target DMA's market.

THE PREMIUMIZATION OF RUM

US Rum Consumption is Growing. The growth is on-premise with bars and restaurants with a forecasted 58% Growth by 2027.



US Rum Consumption is Growing
The growth is on-premise with bars and restaurants
with a forecasted 58% Growth by 2027
4
3
2
1
0
0.99
1.13
1.23
1.34
1.45
1.57
1.46
1.51
1.55
1.59
1.62
1.66
2022
2023
2024
2025
2026
2027
In billions
Rum out of Home
Rum at Home
Source: Statista Forecast adjusted for the expected impact of COVID 19 Pandemic Jan 2023
Rum Drinkers
$2.8 Billion in US
48% will spend $25 or more a month on Rum
49% drink once a month or more
The top two reasons that Rum Drinkers choose what to drink are Taste and Brand
Rum Brands are becoming an acquisition target for many suitors, from spirits, vineyards and PE
5

Premiumization in the spirits industry occurs when rising consumer demand creates opportunities for new, innovative products and higher pricing, driving growth in established markets. While other spirit categories have experienced premiumization, rum is just entering this phase. **We aim to capitalize on this emerging trend, particularly the projected growth of premium flavored rums.**

> ***"Like many categories, rum is following a path of premiumization as consumers become interested in different appellations, different styles and more aged products, and as a result, they are willing to pay more for rums that offer more."***
>
> – Mark Breene
> CEO of Copalli USA

> ***"Rum is building momentum in the U.S. market in 2023. The category is currently one of the most steadily growing craft markets and it continues to benefit from several intersecting popularity shifts."***
>
> Park Street University
> 2023

> ***"Among younger consumers, the momentum of craft, spiced, aged and imported premium brands makes for a bright outlook for the segment moving forward. A recent Drizly survey even noted that one-third of respondents were more likely to spend money on rum than whiskey/whisky."***
>
> Global Drinks Intel
> 2023

The markets are changing: We are positioned to meet that change

Consumers want to drink less and experience more.

Consumers are choosing experience over quantity. Hook Hand Rum is designed as an experience brand with an approachable 35% ABV and a uniquely delicious flavor. Enjoy it neat, on the rocks, or in cocktails. Today's drinkers want the moment. We target experience seekers, with our brand and marketing particularly appealing to a younger audience.

LEADERSHIP TEAM


STRONG LEADERSHIP TEAM
The people are the real investment

Founders



Dan Olson

CEO / Co-Founder

As CEO and co-founder, Dan brings a wealth of experience to oversee all operations. His career in managing advertising and marketing agencies has afforded him the privilege of working alongside some of the most influential CMOs worldwide. He has partnered with a diverse array of iconic brands, including Southwest Airlines, SONY, Mattel, Virgin, Microsoft, XBOX, Jaguar, Land Rover, Shell Oil, Callaway Golf, AT&T, Disney, Oakley, VW, and Diageo. Dan is a world-class marketer who has successfully managed both domestic and global teams throughout his career.



Andrew Olson

CMO / Co-Founder

As CMO and co-founder, Andrew complements his role with significant Media Tech expertise developed at Infillion, a leading media technology company. He emphasizes that truly understanding and listening to the customer is essential for brand success. His degree in English from UCLA reflects his belief in the power of a compelling story. Andrew is a proven digital leader with extensive experience in client marketing strategy, and he has a natural talent for building relationships, skills sharpened by his work with prominent brands like Fox, Disney, T-Mobile, Monster Energy, and Amazon. His experience as a bartender and industry veteran adds an extra layer of valuable perspective.

Board of Directors



Scott Olson

Legal Counsel / Board Secretary / Director

Scott is an attorney and has worked with a host of clients in the spirits industry and cannabis. Scott has supported companies through startup to acquisition. JD, University California College of Law San Francisco, (formerly Hastings)



Pat Mcgaughan

M&A / Finance Expert / Director

Pat McGauhan has been a CFO for several companies from startups to fortune 500. Pat has experience in financing rounds with investors, mergers and acquisitions.

Advisory Board





Marcos Costas
Restaurant Expert

As the General Manager of several Orange County Restaurants and owner / operator of Apizza Doho, Marcos is a leading restaurant and bar business advisor.

Sri Divel
Hospitality Expert/Agency Owner

Sri currently markets and promotes several restaurants and eateries, as well as owning two of her own. Sri has diverse and deep experience in the SoCal hospitality network.





Ken Barbour
Spirits Industry Expert

Ken has been instrumental in launching and growing spirit brands in the US and Global Markets. Ken has worked with Opus One, Kobrand, Spring Mountain and Jade Valley.

Sinan Kanatsiz
Connections and PR Expert

Sinan is CEO of several marketing and Press Relations (PR) companies. He is an innovator in the development and growth of start-ups and mid-sized companies. Sinan provides local and national PR services.



Todd Bellucci
Bartender Strategy Expert

Todd works as a consultant in both spirits and cannabis. Todd was formerly CMO for WhistlePig Whiskey. Todd advises on bartender and ambassador program strategies.

Key Hires



John Christian

General Manager Original Crew

John, a seasoned professional with a USC degree, contributes significant connections and sales acumen to our company. He will lead the initial launch and sales efforts for the Original Crew Membership, followed by the ongoing management of the program.



Keron Lenz

Compliance Officer

Keron will serve as our compliance officer. Keron is an alcoholic beverage compliance expert on matters pertaining to manufacturing, importation & distribution of wine & spirits.



Bob McLachlan

Sales Strategist

Bob is the CEO of Green Glass Global; he is leading strategist and sales professional recruiter. An experienced team lead with a demonstrated history of working in the food & beverage industry. Skilled in sales, trade marketing, key account development, in the spirits industry.

COMPETITIVE STRATEGIES


COMPETITIVE STRATEGIES
Three places we will dominate

The spirits world is a competitive place. **We have developed three specific strategies** to give us an edge to not only compete but win.

WE OWN THE SALES EXPERIENCE

A sales team with 100% focus on us

Traditional spirits distribution often involves a distributor's sales team representing numerous brands, diluting their focus. This can lead to costly fees and limited control for the brand. To avoid this, we've partnered with **Green Glass Global to build our own sales team.** This dedicated force allows us to:

- Manage our sales efforts
- Cultivate direct customer relationships
- Execute targeted in-store promotions
- Conduct tastings and activations.

WE HAVE A STRONG ON-PREMISE EXPERIENCE

A strong bartender strategy focusing on trial and experience

We know firsthand the importance of bartender recommendations, having been bartenders ourselves. That's why our strategy centers on empowering bartenders as key influencers. By providing them with

- Training
- Helpful resources
- Engaging content through our sales ambassadors
- Building a strong connection with our brand and their ability to promote Hook Hand Rum to their customers.

LEVERAGE THE IN AISLE EXPERIENCE

Be present at the moment a consumer is making a decision

Retail is changing, with stores embracing in-store promotions and brand ambassadors. Our strategy has already proven effective, with in-store tastings resulting in immediate sell-outs. Building on this, we're incorporating innovative digital experiences like XR (Augmented, Virtual, and Mixed Reality). A potential partnership with Wunder Beast would enable us to:

- Create XR experiences via on-bottle codes or floor applications
- Provide store staff with digital tools to become instant experts and guide customer choices
- Provide ambassadors to visit stores and stand in aisle
- Conduct tastings in-store

BUSINESS MODEL


BUSINESS MODEL
Designed for growth

A key obstacle for emerging spirit brands is the considerable investment required to establish and maintain the complete vertical integration of manufacturing, marketing, and sales functions. Our solution is a partnership-based model that effectively utilizes expert shared services. This strategic approach mitigates fixed costs, enhances logistical effectiveness, and fosters a lean startup culture, characterized by a utilization-based cost structure.


BUSINESS MODEL
Better Saclability and Control on Growth, Cost and Revenue
Rectifier Bottling
buzzbox Premium Cocktails
Hook Hand
Where Tales Are Born
Sales & Marketing
Product Development
Green Glass Global
Sales Strategy
Warehousing Logistics
park street
Distribution Shipping

Rectifying and Bottling

We are working with Buzz Box, a blender copacker based in Indio CA. One of the main reasons we chose Buzz box is that they do only one thing and they specialized in blending spirits and bottling. Additionally they also are a large producer of RTD products and may be able to help us bring our RTD's to market at a cost effective process.

Warehousing and Distribution

In almost every case this is what defines success or failure for Spirit Brands. We chose Park Street for some very specific reasons.

1. **Distribution in four of the top five markets.** Distribution in four of the top five markets. This alone would be almost impossible for any startup spirit brand.
2. **Warehouses in each market and two in CA.** Warehouses in each market and two in CA. This gives us more efficient shipping times
3. **Full Digital Dashboard control of business.** Full Digital Dashboard control of business. We have the ability to manage our business in real time and access to all information about the logistics of our business
4. **Last Mile Delivery.** Last Mile Delivery. Many non-traditional distributors rely on FEDEX to deliver products. This creates a specific loss of control on the whole delivery process. We have our own team of trucks that can deliver on our schedule.

Sales

Hiring and managing an experienced sales team is key to our go-to-market strategy. This is why we are **partnering with Green Glass Global.** They are a sales strategy firm that works with spirit start-ups to help them gain entrance and grow into markets. They have a specific focus on introducing new emerging spirit brands and understand how best to launch regionally and grow nationally. In our forecast, we build several consultant teams in each local market. Our sales goal meets strategic industry success metrics for new startup spirit brands.

Advertising & Marketing

A significant factor in the success of spirit brands is their ability to leverage marketing to generate traffic and activate sales at points of purchase. Our marketing strategy utilizes a multi-tiered approach to build brand awareness and drive consumers to seek out Hook Hand Rum. We start by implementing targeted advertising campaigns using geolocation and behavioral signals derived from mobile devices. This enables us to advertise within specific radiuses surrounding our retail locations and reach consumers who frequent these areas and have shown a predisposition for social activities.


ADVERTISING MODEL
We will use a stacked approach to build brand and retail traffic as we grow
Build general awareness of brand with slow drip paid digital advertising
Engage with Drinkstagrammers and social media influencers to accelerate exposure
NOW AVAILABLE
Target geo-fenced areas with advertising when we open with a new retailer also digital activation in location
Utilize sampling events and happy hour promotions to energize engagement
MENU

1. We'll **build brand awareness** through geographically targeted social media and digital display advertising, reaching consumers with an interest in social activities.
2. To **penetrate cultural audiences**, we'll collaborate with key social media influencers, including bartenders, mixologists, and bar/restaurant owners.
3. Our targeting may be refined using media with digital data signals **based on location and purchasing behavior.** We'll also implement in-store and in-bar activations with AR and innovative marketing, tailored to specific locations.
4. Finally, we'll **engage consumers directly** through happy hour features, in-store tastings, activation events, and guest bartending to drive interest and trial.

ORIGINAL CREW


ORIGINAL CREW
Our secret weapon
ORIGINAL CREW
1326

Spirit brands have a real challenge in that they can't sell directly to consumers. It can become difficult to know their end users in a way that impacts their business growth. To meet the increasing challenge to acquire and create loyal customers, brands are moving to premium brand experiences through memberships. The modern consumer is deeply engaged in the membership experience, a concept explored in The Membership Economy. Brands like Costco, Amazon Prime, and Sephora Beauty Insiders thrive by offering enhanced experiences, and we've built Original Crew with this in mind. Spirits brands have been absent in this movement. This is why we feel so strongly about our premium membership Original Crew. We have world class experience in building loyalty and membership programs and we have put everything we have into this one. Original Crew focuses on delivering uniquely memorable experiences and moments across three distinct tiers:

- **Navigators:** For a one-time fee of $1,000, receive a lifetime membership, a unique numbered coin, and access to VIP events, gifts, discounts, and adventures.
- **First Mates:** An annual fee of $240 grants access to events, discounts on rum and merchandise, and adventures.
- **Swabbies:** The entry-level tier, at $120 annually, offers community access, discounts, and chances for adventures.

This really sets Hook Hand Rum apart from all the other rums and even spirits in general. This can prove to be a true category changer.

We strive to create experiences worth sharing—content that people will be interested in wanting to post—because this is **Where Tales Are Born.**

ACQUISITION MARKET


ACQUISITION MARKET
Rum acquisition is growing

Recent years have seen significant activity in the rum acquisition market, signaling strong investor confidence and growth potential in the category. Notable deals include **Brown-Forman's acquisition of Diplomático Rum for $725 million, Diageo's purchase of Don Papa rum for a combined $460 million,** and **InvestBev's investment in Ten To One Rum.** Additionally, Core Bev acquired a distillery and launched Kavo Greek Rum, further demonstrating the increasing interest and investment in the rum sector. These acquisitions highlight the growing appeal of rum brands as valuable assets within the spirits industry.

In addition to this there are many new opportunities to find acquisition and exit. Without lagging growth in Beer and Wine Breweries are looking to diversify, wineries are doing the same. Private Equity and strategic Investors seeking to diversify within the beverage industry.

The spirits industry recently experienced a slowdown following the pandemic, as many businesses had to sell off excess inventory. This led to a temporary decrease in new orders. However, the market has since rebounded, with growth trajectories returning to pre-pandemic levels, indicating significant opportunities for expansion in the spirits and rum sectors.

We feel that the market will remain good for a strong exit through the next five to ten years, especially as rum experiences fully the premiumization phase in the US.

OUR PRESS



OUR PRESS
Here's what people are saying about us
Orange County Business Journal
Shortcuts to weight loss
Love your Hair every day!
15 sneaky ways to clear your clutter
Where Tales Are Born - Hook Hand Rum

Collab.io Magazine

Where Tales Are Born - Hook Hand Rum

This is an article in Collab.io Magazine where Dan talks about the branding idea of Where Tales Are Born and Hook Hand Rum. Showcasing how his experience as an Advertising Agency CEO of 15 years is being applied to the success of Hook Hand Rum.

Redbook

13 Unappreciated Cocktails to Mix Up Your Night, According to Mixologists

This is a special feature where Redbook expert mixologists for their recommendation to make your evening more interesting. The tapped Andrew Olson for his pick and reasons for suggesting the Mai Tai, but made with Hook Hand Rum.

Medium

Dan Olson Of Hook Hand Rum On The Top 5 Ways To Market, Advertise & Promote An Ecommerce Business Today

In this Medium article Dan Olson uses the success of Hook Hand Rum online sales to showcase how a brand can use ecommerce as a channel to grow the business but also become a volume channel in its own right.

Orange County Business Journal

Father-Son Duo Attempt to Kick-Start Rum Market

This article explores the firm's recent strategic initiatives, market positioning, and key developments, highlighting its impact within its industry and potential future growth.

INDUSTRY PRESS

- **Park Street**
  An Overview of the Rum Market in the U.S.
- **Markets Research Future**
  Global Rum Market Overview
- **Sky Questt**
  Rum Market Insights
- **LinkedIn**
  Rum Market Size

SUCCESS TO DATE


SUCCESSES TO DATE
We win together

- **Built a Spirits Brand from the Ground Up** – Established **Hook Hand Rum**, creating a distinct and compelling brand in a fast-growing premium liquor category.
- **Secured Federal and State Compliance** – Successfully obtained **TTB and multi-state permits**, clearing the way for multi-state distribution.
- **Developed a Category Unique Product** – Created a **Blood Orange Flavored Rum** in the U.S., differentiating our product in a crowded market.
- **Assembled a Board of Advisors** – Established an advisory board comprised of **industry leaders and subject matter experts**, providing strategic guidance and accelerating growth.
- **Executed Large-Scale Brand Activations** – Conducted **promotional tastings for over 10,000 consumers** in Southern California, driving brand awareness and followers.
- **Launched an Incremental Revenue Model** – Introduced the **Original Crew membership program**, building brand loyalty and generating predictable, repeatable revenue.
- **Partnered with a Leading Industry Distributor** – Signed with **Park Street** for multi-state distribution in **CA, FL, NY, and NJ**, unlocking high-value markets.
- **Achieved First Production Milestone** – Successfully completed our **first production run**, establishing manufacturing and supply chain operations.

- **Developed an Ecommerce Sales Channel** – Built an **online rum shop**, expanding accessibility and driving direct sales in 41 states.
- **Secured Retail Placement in Key Markets** – Began selling in **California** and **Florida**, growing market penetration.
- **Closed approx. $400,000 Friends & Family Investment Round** – Raised early-stage capital to fuel development and begin operations.
- **Launched a REG CF Offering** – Opened investment to the public, providing an opportunity for early investors to participate in the brand's success. This offering is focused on growing our consumers as well

AN INVITATION TO INVESTORS


Hook Hand
Crafted Rum
AN INVITATION TO INVESTORS
Let's fly the flag together

Imagine walking into your favorite bar and ordering a drink from your *own* rum company. For our investors, that's just the beginning. We're more than a rum brand; we're an experience, and we're committed to making this journey extraordinary for you from day one. It all boils down to a few key, exciting elements.

1. **Events!** As world-class marketers, we know exactly what our customers crave, and we plan to deliver it in abundance! Get ready for frequent, extraordinary events that may blow your mind! From local promotions to sponsoring major happenings, we're going all out. While we want every customer to have a blast, we're rolling out the red carpet for our amazing investors, guaranteeing unforgettable experiences they'll treasure forever!
2. **Original Crew!** Every single investor is eligible for an investment-level match to an Original Crew membership! This might just be your absolute favorite perk of joining us! Imagine the incredible fun of being a VIP, on our dime, with amazing gifts arriving right at your door and thrilling adventures you'll be talking about for years!
3. **Let's Create an Epic Tale Together!** We're not just planning fun; we're talking epic fun! And you're invited to be a part of it all! Being part of Hook Hand Rum will make your friends green with envy, and they'll be begging to join you. So, tell them to jump on board now! Let's make this an unforgettable adventure, a true testament to "Where Tales are Born"!

And yes, let's talk about returns! We're building a premium rum brand experience in a market primed for growth. We have a phenomenal product that's creating buzz throughout the industry. We're getting in early, which means a massive opportunity for everyone involved. We're thrilled to welcome you to the Original Crew Community and this exciting investment round. **Come fly the Hook Hand Rum Flag with us!**

USE OF PROCEEDS

If the offering's maximum amount of $500,001 is raised:

Use	Value	% of Proceeds
Rum Manufacturing	$125,000	25.0%
Key Hires	$150,000	30.0%
Advertising and Marketing	$175,000	35.0%
Legal	$25,500	5.1%
Intermediary fees	$24,500	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Hook Hand Rum. This offering must reach its target of at least $10,000 by its offering deadline of March 27, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,463,667 shares
× $3 per share

$10,391,001 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 18, 2024
- Form C/A on December 18, 2024
- Form C/A on March 20, 2025
- Form C/A on March 21, 2025
- Form C/A on April 1, 2025
- Form C/A on July 9, 2025
- Form C/A on September 12, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Hook Hand Rum has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn
- Facebook

UPDATES

Feb 6, 2026 • We are proud to announce that we have been...

Feb 4, 2026 • Here is some really positive news for the...

Jan 29, 2026 • If you would like a quick read that tells our...

Jan 23, 2026 • We are very proud of our bottle design. Monvera...

Jan 6, 2026 • Huge thank you to David Meltzer for having Hook...

Dec 30, 2025 • Michael Halsey wrote a great article about the...

Nov 24, 2025 • Andrew and Dan Olson the founders of Hook Hand...

Nov 5, 2025 • If you missed our time on the Go Fund Yourself...

Oct 30, 2025 • We are proud of our growing partnership with...

Oct 28, 2025 • Hey Netcapital Investors. We are looking to...

Sep 12, 2025 • Filed Form C/A

Sep 6, 2025 • We are presenting at the National Investment...

Aug 27, 2025 • We just shot our presentation to the Titans on...

Aug 27, 2025 • We're thrilled to announce an expansion of our...

Aug 14, 2025 • Happy National Rum Day!

Aug 12, 2025 • We're honored to share some exciting news. Hook...

Aug 6, 2025 • Great news. We're absolutely thrilled to...

Jul 21, 2025 • Rum Sales in the world have been growing....

Jul 9, 2025	Filed Form C/A
Apr 30, 2025	We have been very busy in the first quarter of...
Apr 18, 2025	The results are in and we just won Gold in the...
Apr 2, 2025	Join our webinar this Thursday 4/3/25 where Dan...
Apr 1, 2025	Filed Form C/A
Mar 21, 2025	Filed Form C/A
Mar 20, 2025	Filed Form C/A
Mar 6, 2025	We are excited to be a sponsor of the upcoming...
Jan 16, 2025	We are excited to announce that we have been...
Dec 18, 2024	Filed Form C/A
Dec 17, 2024	Tomorrow we are hosting a special event at...
Dec 12, 2024	We are experiencing growth and have grown our...
Dec 5, 2024	For those of you who would like to taste our...
Nov 21, 2024	If you are an interested prospective investor...
Nov 13, 2024	Spirits will be the dominating growth in the...
Nov 4, 2024	Rum Premiumization is beginning in the US with...
Nov 1, 2024	Hey we received some real nice press from Park...
Oct 23, 2024	Take a look at this article from our...
Sep 18, 2024	Filed Form C

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